                             SCHEDULE 14A
                            (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant [X]

   Filed by a party other than the Registrant [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement   [ ]  Confidential, Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e) (2))

   [X]   Definitive Proxy Statement

   [ ]   Definitive Additional Materials

   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         LINDBERG CORPORATION
 ----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

 ----------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   [X]   No fee required.

   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

   (1)   Title of each class of securities to which transaction applies:
 ----------------------------------------------------------------
   (2)   Aggregate number of securities to which transaction applies:
 ----------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ----------------------------------------------------------------
   (4)   Proposed maximum aggregate value of transaction:
 ----------------------------------------------------------------
   (5)   Total fee paid:
 ----------------------------------------------------------------
   [ ]   Fee paid previously with preliminary materials.
 ----------------------------------------------------------------

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount previously paid:
 ----------------------------------------------------------------
   (2)   Form, schedule or registration statement no.:
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   (3)   Filing party:
 ----------------------------------------------------------------
   (4)   Date filed:
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






                           LINDBERG CORPORATION
                           6133 North River Road
                                 Suite 700
                         Rosemont, Illinois 60018


  Leo G. Thompson
  President and
  Chief Executive Officer

                                                         March 30, 1998




  TO OUR STOCKHOLDERS:

       You are cordially invited to attend the annual meeting of stockholders of Lindberg Corporation, which will be held in the Auditorium at Riverway, 6133 North River Road, Rosemont, Illinois, on Friday, April 24, 1998, at 9:00 a.m., Chicago time.

       At the meeting, management will review with you the Company's performance during the past year and major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations.

       To assure that your shares are represented at the meeting, please return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.


                                     Sincerely yours,



                                    /s/Leo G. Thompson

                                LINDBERG CORPORATION

                                     __________

                      Notice of Annual Meeting of Stockholders

                                   April 24, 1998


       The annual meeting of stockholders of Lindberg Corporation will be held in the Auditorium at Riverway, 6133 North River Road, Rosemont, Illinois on Friday, April 24, 1998, at 9:00 a.m., Chicago time, for the following purposes:


       1.   To elect two Class I directors.

       2. To consider and vote upon a proposal to amend the certificate of incorporation of the Company to increase the number of authorized shares of common stock, $2.50 par value, from 12,000,000 to 25,000,000, reduce the par value of such common stock to $0.01 per share and create a new class of 1,000,000 shares of preferred stock, $0.01 par value.

       3. To transact such other business as may properly come before the meeting.


       All stockholders of record at the close of business on March 10, 1998, are entitled to vote at the meeting. A list of stockholders of the Company entitled to vote at the meeting will be kept at the offices of the Company for a period of ten days prior to the meeting.

       Stockholders who do not intend to be present at the meeting in person are requested to mark, date, sign and return the enclosed proxy, which does not require postage if mailed in the United States.


                                      S. S. PENLEY
                                      Secretary


  Rosemont, Illinois
  March 30, 1998

                           LINDBERG CORPORATION
                           6133 North River Road
                                 Suite 700
                         Rosemont, Illinois  60018

                                ___________


                                                        March 30, 1998
                              Proxy Statement


                      ANNUAL MEETING OF STOCKHOLDERS

             This proxy statement is furnished in connection with the solicitation by the board of directors of Lindberg Corporation (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held on April 24, 1998, and at any adjournments of such meeting. Stockholders who execute proxies may revoke them at any time before they are voted, either in person at the meeting, by written notice to the Secretary at the above address, or by delivery of a later-dated proxy.

                   SHARES OUTSTANDING AND VOTING RIGHTS

             The Company had outstanding on the record date for the meeting 4,845,481 shares of common stock. Each share has one vote, without the right to cumulate votes in the election of directors. All stockholders of record at the close of business on March 10, 1998, are entitled to vote at the meeting.

                         THE ELECTION OF DIRECTORS

             The board of directors proposes the election of Dr. R. F. Decker and Mr. R. A. Jean as Class I directors, each of whom is an incumbent Class I director. It is intended that shares represented by properly executed proxies will be voted, in the absence of contrary instructions, for the election of Dr. Decker and Mr. Jean as directors. Directors are elected by a plurality of the votes cast by the holders of common stock at a meeting at which a quorum is present. This means that the individual receiving the largest number of votes cast will be elected. Broker non-votes, abstentions and proxies specifying "withhold authority" are counted for purposes of establishing a quorum, but will have no effect on the election. Should a nominee become unable to accept nomination or election, which management does not anticipate, the proxies may be voted for such other person as shall be determined by the board of directors in its discretion.

        The following table sets forth information concerning each nominee for Class I director and each Class II and Class III director.

     Name, Year
    First Elected          Principal Occupation for Last
   Director and Age        Five Years and Public Company Directorships
   ----------------        -------------------------------------------
                           Nominees for term expiring in 1998 (Class I)

   Dr. R. F. Decker .     President   and   Chief  Executive   Officer,
      1987--67            University  Science Partners, Inc. (a general
                          partnership    that   funds,   develops   and
                          commercializes    university   and   national
                          laboratory  technology)  since  August  1986;
                          Chairman    since   December    1988,   Chief
                          Executive   Officer  from  December  1988  to
                          April  1993,  of  Thixomat,  Inc. (a  general
                          partnership   formed  to  promote   and  com-
                          mercialize Thixomolding(TM) technology and in
                          which    the   Company    has    a   minority
                          investment)(1).   Also a director of Wavemat,
                          Inc. and Special Metals Corporation.

   R. A. Jean .......     President  since May 1997 and Chief Operating
      1995--55            Officer    since   February    1993,   Varlen
                          Corporation   (manufacturer   of   engineered
                          products),   Executive  Vice  President  from
                          February  1993  to May  1997  and Group  Vice
                          President  from August 1988  to January 1993.
                          Also a director of Varlen Corporation.

                           Directors whose term expires in 1999 (Class II)

   G. H. Bodeen .....     Chairman  of the  Board of the  Company since
      1960--74            December  1980  and  Chief Executive  Officer
                          from April 1965 to December 1990.

   J. T. Schanck ....     Retired;  Vice Chairman  from  September 1986
      1975--67            to  December 1988 of Illinois Tool Works Inc.
                          (producer  of  specialty engineered  products
                          and systems).

                           Directors whose term expires in 2000 (Class III)

   J. W. Puth .......     President,  J. W. Puth Associates (industrial
      1987--69            consultants)  since  December  1987;  also  a
                          director  of L.B. Foster Co., System Software
                          Associates,     Inc.,     U.S.    Freightways
                          Corporation,   Allied  Products  Corporation,
                          A.M.  Castle  &  Co.  and  Brockway  Standard
                          Holdings Corporation.

   L. G. Thompson ...     President  and Chief Executive Officer of the
           1987--57       Company since January 1991.

   -------------------
   (1) Dr. Decker owns a 37% interest in University Science Partners, Inc., which owns a 40% equity interest in Thixomat, Inc., in which the Company owns an 18% interest.

        The board of directors recommends that stockholders vote FOR the
                                                                 ---
   election of each of the foregoing nominees for directors.

   Functioning of the Board and Committees

        The Company's board of directors has an executive compensation committee, an audit committee and a finance committee.

        Members of the executive compensation committee are J. T. Schanck, chairman, G. H. Bodeen and R. F. Decker. The committee reviews the performance of the Company's Chief Executive Officer, makes recommendations to the full board of directors with respect to salary policy and compensation of senior officers, and administers the 1991 Stock Option Plan for Key Employees. The committee also performs the function of a nominating committee, reviewing and making recommendations to the full board with respect to candidates for membership on the board and the qualifications and responsibilities of members of the board. The committee will consider persons brought to its attention by officers, directors and stockholders. Proposals may be submitted to the committee at the address shown on page one of this proxy statement, attention of the Secretary. During 1997, the committee met twice.

        Members of the audit committee are R. F. Decker, chairman, R. A.
   Jean, J.  W. Puth and  J. T. Schanck.   Its  responsibilities are  to
   review audit procedures and the scope of examination by the Company's independent public accountants, results of the annual audit by the
   Company's   independent   public   accountants,  and  internal  audit
   procedures,  and  to   recommend  to  the  full  board  annually  the
   independent public accountants.  During 1997, the committee met twice.

        Members of the finance committee are J. W. Puth, chairman, G. H. Bodeen, R. A. Jean and L. G. Thompson. The committee reviews and makes recommendations to the full board regarding capital investments, dividend policy and major financial matters. During 1997, the committee met once.

        The board of directors of the Company met on five occasions during 1997.

                          EXECUTIVE COMPENSATION

   Compensation Overview

        The Company compensates its executive officers at competitive levels while at the same time structuring that compensation in a manner that links executive compensation to the performance of the Company. The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the Company's other executive officers.

                        SUMMARY COMPENSATION TABLE

                                                                   Long Term
                                          Annual Compensation     Compensation
                                          --------------------    ------------
   Name and Principal                                              Securities
     Position                   Year                               Underlying
   ------------------           ----      Salary       Bonus         Options
                                           ($)         ($)(1)        (#)(2)
                                          --------------------    -----------
   L. G. Thompson....           1997      283,344      181,500       25,000
     President and              1996      268,764       67,950       24,000
     Chief Executive            1995      250,000      159,725            0
     Officer

   S. S. Penley......           1997      149,667       48,625       10,000
     Senior Vice                1996      144,000       25,500        7,000
     President and              1995      135,000       60,375            0
     Chief Financial
     Officer

   M. W. Nelson......           1997      149,667       55,825       10,000
     Senior Group Vice          1996      144,000       48,950       10,000
     President                  1995      135,000       80,850            0

   ________________________________

   (1)  Cash bonuses.
   (2) Options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in four equal annual installments commencing on the first anniversary of the grant. The exercise price for shares granted under such options is their fair market value at the time of grant.

           Compensation of non-employee directors consists of an annual retainer fee of $20,000 and a fee of $1,000 for each board or committee meeting attended. In addition, each committee chairman receives $2,000 per year. Under the Company's 1991 Stock Option Plan for Directors, each non-employee director is granted, upon becoming a director, an option to purchase 9,000 shares of the Company's common stock, exercisable in equal installments on each of the first, second, and third anniversaries of the grant. On January 24, 1997, the Company granted each of the non-employee directors except Mr. Jean an option under the plan to purchase an additional 7,500 shares of the Company's common stock, exercisable in equal installments on each of the first, second, and third anniversaries of the grant. Mr. Jean will be eligible under th plan to receive a similar grant after he has served for three years as a director. The board expects to grant Mr. Jean 7,500 options at that time. The exercise price for shares granted under the plan is their fair market value at the time of grant.

           In addition to his consulting fee described in the next paragraph and the non-employee director fee described in the previous paragraph, Mr. Bodeen received a fee of $37,500 as Chairman of the Board in 1997.

           Mr. Bodeen retired as an employee of the Company effective January 1, 1991 and entered into an agreement to provide consulting services to the Company. In consideration for the consulting services, Mr. Bodeen receives annual compensation of $100,000 until December 31, 2000, and certain perquisites consistent with the position. The agreement prohibits Mr. Bodeen from competing with the Company during the term of the agreement. In the event that during the term of the agreement Mr. Bodeen becomes permanently disabled or dies, he or his wife will receive annually one-half the amount of compensation he would have otherwise received under the agreement.

           In addition to his fees as a Director, Chairman of the Board and consultant described above, Mr. Bodeen receives annual retirement benefits of $91,017 under the Company's Supplemental Retirement Benefits Plan.

      Option Grants  and Exercises  in 1997  and Table  of Year-End  Option
      Values

           The Company granted options to its executive officers and some of its other employees in 1997. The following table sets forth information concerning individual grants of stock options to the Company's executive officers during 1997.

                              OPTION GRANTS IN 1997

                                                                           Potential Realizable
                                                                              Value at Annual
                                                                                 Rates of
                              Percent of                                        Stock Price
                             Total Options     Exercise                      Appreciation For
                 Number of     Granted to       Price                           Option Term
                  Options     Employees In       Per     Expiration        --------------------
Name             Granted(1)   Fiscal Year      Share(2)     Date        0%(3)     5%(4)      10%(4)
----             ----------  -------------     --------  ----------     ---------------------------
L. G. Thompson     25,000         34.3          $9.00      1/25/07       $0    $141,501    $358,592
S. S. Penley       10,000         13.7           9.00      1/25/07        0      56,601     143,437
M. W. Nelson       10,000         13.7           9.00      1/25/07        0      56,601     143,437

      _________________________________
      (1) Options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in four equal annual installments commencing on the first anniversary of the grant.
      (2)  Market price of the Company's common stock at the time of grant.
      (3) This column is included to show that, as the options have an exercise price of market price at grant, the optionees will realize gains only when there is an increase in the stock price above the exercise price, in which event all stockholders will benefit commensurately.
      (4)  The  amounts   under  the  columns  labeled  "5%"  and  "10%"  are
           included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. These amounts are based on the assumption that the named executives hold the options granted for the full term of their
           options and  that   the  price  of  the  Company's  common   stock
           appreciates at assumed rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with the market price of the Company's common stock.


           The following table sets forth the aggregate gross value realized of options exercised (market price on date of exercise less exercise price) by executive officers during the fiscal year ended December 31, 1997 and year-end value of unexercised options held by the executive officers on December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                             Number of Securities         Value of Unexercised
                                            Underlying Unexercised        In-the-Money Options
                   Shares                    Options at 12/31/97               at 12/31/97
                 Acquired on    Value       ----------------------        --------------------
Name             Exercise(#)   Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
----             -----------   --------    -------------------------    -------------------------
L. G. Thompson      1,500      $  8,625          50,000/48,500              $414,875/$323,500
S. S. Penley       15,000       123,750          14,500/17,500               116,531/ 117,094
M. W. Nelson        4,000         5,000          22,000/21,000               194,063/ 144,688


      Executive Officer Employment Agreements

           In 1996, the Company entered into employment agreements with  L.
      G. Thompson and S. S. Penley which provide for the payment of compensation and benefits in the event of termination following a change in control of the Company. Each executive whose employment is terminated following a change in control will receive compensation pursuant to the agreement only if the termination was by the Company without cause or by the executive for good reason. Once effective, the agreements provide, in addition to unpaid ordinary compensation and benefits, a lump sum cash payment equal to the executive's annual compensation times 3.0 with respect to L. G. Thompson and 2.5 with respect to S. S. Penley.

      Compensation Committee Interlocks and Insider Participation

           The members of the executive compensation committee are J. T. Schanck, chairman, G. H. Bodeen and R. F. Decker. G. H. Bodeen currently holds the office of Chairman of the Company, and was, until January 1, 1991, the Chief Executive Officer of the Company.

        EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           Decisions on compensation of the Company's executives are made by the three-member executive compensation committee of the board. Each member of the executive compensation committee is a non-employee director. The committee establishes the compensation of L. G. Thompson, Chief Executive Officer, based on its evaluation of Mr. Thompson's performance. It establishes the compensation of the other officers of the Company in consultation with Mr. Thompson. All decisions by the executive compensation committee relating to the compensation of all the Company's officers are reviewed by the full board. Set forth below is the report submitted by Messrs. Schanck, Bodeen and Decker in their capacity as the board's executive compensation committee.

      Compensation Policies For Executive Officers

           The executive compensation committee's executive compensation policies are designed to provide competitive levels of compensation that integrate with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

           The executive compensation committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements help align management's and stockholders' interests in enhancing stockholder value. The committee has recommended that incentive pay tied to objective performance of the Company and stock-based incentives should be significant elements of the compensation for the executive officers.

           Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per each such executive, is not relevant at the current levels of compensation of the Company's executive officers.

      Relationship of Performance Under Compensation Plans

           The primary measure of performance utilized under the Company's compensation plans each year is targeted versus actual annual net earnings for the Company as a whole. In 1997, in the case of Mr. Thompson, the successful completion of acquisition projects also accounted for a portion of his bonus. Business unit earnings performance criteria accounted for the rest in the case of Mr. Nelson. Annual operating targets utilized for purposes of evaluating annual bonuses are developed by the Company's senior officers, including Mr. Thompson. They are subsequently approved by the board of directors. In the event that the minimum threshold level of target net earnings is not attained, no cash bonus is paid. In 1997, the executive compensation committee awarded cash bonuses to the executive officers based on earnings performance objectives approved by the board.

      Other Compensation Plans

           At various times in the past the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain retirement, life and health insurance plans. In addition, in 1994 the board of directors approved a Supplemental Executive Retirement Benefits Plan (the "Supplemental Plan"). Under the Supplemental Plan, benefits are payable to participants to the extent such benefits exceed the maximum benefits payable under the Lindberg Corporation Pension Plan (the "Pension Plan") (by federal law, deductibility of benefits is limited to those based on maximum annual covered compensation of $150,000 per individual). Benefits under these plans are not directly or indirectly tied to Company performance. Messrs. Thompson, Penley and Nelson are participants in the Supplemental Plan. (See also "Pension and Retirement Plans.")

      CEO Compensation

           The executive compensation committee establishes the annual base salary of the Chief Executive Officer. In setting the base salary of the Chief Executive Officer, the committee considers a number of factors, including competitive compensation data, the individual's experience, responsibility and job performance. The committee considers the same factors in establishing the Chief Executive Officer's incentive pay.

           Mr. Thompson has been Chief Executive Officer since January 1, 1991. His compensation consists of annual base salary, currently at $300,000, incentive cash awards and stock option grants. For 1997, the Company awarded Mr. Thompson a cash bonus of $131,500, which was based entirely on objective performance as measured by actual net earnings against target net earnings. Mr. Thompson was also awarded a special bonus of $50,000 related to acquisition projects in 1997.

      March 30, 1998

                                           Executive Compensation Committee
                                           J. T. Schanck (Chairman)
                                           G. H. Bodeen
                                           R. F. Decker

      Pension and Retirement Plans

           The executive officers of the Company are covered by the Pension Plan. The Pension Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). In addition, they are participants in the Supplemental Plan. The following table shows estimated annual benefits payable upon retirement under the Pension Plan and the Supplemental Plan to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based on the assumption that both plans will continue in effect and that the participant retires at age 65. Benefits are not subject to reduction for Social Security benefits. At December 31, 1997, the credited years of service under the Plan for Messrs. Thompson, Penley and Nelson were 10, 10 and 14, respectively. Currently, they are the only participants in the Supplemental Plan. See "Executive Compensation Committee Report on Executive Compensation-Other Compensation Plans."

                                            Years of Service
      Final Average  ---------------------------------------------------------
      Compensation        10          15          20          25          30
      ------------   ---------   ---------   ---------   ---------   ---------
        $150,000     $  25,050   $  37,575   $  50,100   $  62,625   $  75,150
         200,000        33,400      50,100      66,800      83,500     100,200
         250,000        41,750      62,625      83,500     104,375     125,250
         300,000        50,100      75,150     100,200     125,250     150,300
         350,000        58,450      87,675     116,900     146,125     175,350
         400,000        66,800     100,200     133,600     167,000     200,400
         450,000        75,150     112,725     150,300     187,875     225,450

                                  -7-

      Defined Contribution Plans

           All of the executive officers are eligible to participate in one of the Company's 401(k) defined contribution plans. Under these plans, the Company matches 50% of the participant's contributions up to 4% of compensation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

           The chart below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the Wilshire Next 1750 Universe index (an index of the stocks of 1,750 companies that have market capitalizations ranging from $244 million to $1.8 billion), and (ii) a peer group of publicly-traded companies that are similar in size and produce products and perform services similar to those of the Company. The companies in the peer group are Ampco-Pittsburgh Corporation, Steel Technologies Inc. and Fansteel Inc., and each company's contribution to the peer group's total value is weighted based on that company's market capitalization. The chart is based on an investment of $100 on December 31, 1992, and assumes that all dividends were reinvested. The chart is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The chart and related data were furnished by Wilshire Associates, a Santa Monica, California-based financial and investment firm.

                              FIVE YEAR CUMULATIVE

                                  TOTAL RETURNS


                               [PERFORMANCE GRAPH]


      Total returns assume dividends reinvested on ex-date.
      Fiscal year ending December 31.



                   12/31/92   12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
                   --------   --------  --------  --------  --------  --------
Lindberg
Corporation          $100       $135      $193      $216      $331      $511

Peer Group -
Metal Processers     $100       $143      $120      $104      $130      $147

Wilshire Next 1750   $100       $117      $116      $151      $175      $217


                  PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

           The Company's board of directors has declared advisable and is submitting to stockholders for their consideration an amendment to Article Fourth (the "Amendment") of the Certificate of Incorporation of the Company which would increase the number of authorized shares of common stock, $2.50 par value, from 12,000,000 to 25,000,000, reduce the par value of such common stock to $0.01 per share and create a new class of 1,000,000 shares of preferred stock, $0.01 par value, issuable in one or more series as determined by the board of directors of the Company. If the Amendment is approved by the affirmative vote of the holders of a majority of the shares of outstanding common stock of the Company, Article Fourth would read as follows:

                     FOURTH.  The total  number of shares of  all
                classes of stock which the corporation shall have authority to issue is 26,000,000, of which 25,000,000 shall be shares of common stock, $0.01 par value, and 1,000,000 of which shall be shares of preferred stock, $0.01 par value. The corporation may issue preferred stock from time to time in one or more series as the board of directors of the corporation may establish by the adoption of a resolution or resolutions relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the board of directors pursuant to the authority granted hereby.

      Increase in Authorized Common Stock

           The Company currently has authorized 12,000,000 shares of common stock, of which 4,845,481 shares are issued and outstanding, 827,916 shares are held in the Company's treasury and 435,750 shares are subject to currently outstanding stock options held by employees and directors (as of March 10, 1998). If the Amendment is approved, the approximately 18.9 million shares of common stock not outstanding or reserved for issuance upon exercise of outstanding options could be used to raise additional capital for the Company, in acquisitions of other businesses or properties, to fund employee benefit plans and for other proper corporate purposes. The Company does not have any current plans to issue shares of common stock in any such transactions (other than pursuant to employee and director stock options), but believes it should have the flexibility to do so without having to seek further stockholder approval of an amendment to the Certificate of Incorporation increasing the authorized number of shares of common stock.

           The increase in the number of shares of common stock authorized by the Amendment could result in substantial dilution of the voting power of current stockholders of the Company (as could the issuance of preferred stock described below). The degree of any such dilution which would occur following the issuance of any additional shares of common stock would depend upon the number that are actually issued, which cannot now be determined. Under current rules of the National Association of Securities Dealers, as long as the Company's common stock continues to be listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the issuance of in excess of 20% of the outstanding common stock in connection with the acquisition of stock or assets of another company would require approval of a majority of the Company's common stockholders voting on the matter at such time. See also "Certain Effects" below.

      Decrease in Par Value

           The  Amendment  would  also  decrease  the  par  value  of   the
      authorized shares of common stock of the Company from $2.50 per share to $0.01 per share.

           The reduction in par value will allow the Company to transfer from stated capital to surplus the difference between the current aggregate par value of the shares of common stock currently outstanding and their new par value, approximately $12 million. Such transfer will have no effect on the cash position or other assets of the Company.

           Delaware law prohibits the issuance of shares of stock (other than treasury shares) for a consideration less than the par value of those shares. If the par value is reduced, the Company could issue shares for a consideration of as little as $0.01 per share. Such substantially reduced consideration is sometimes used by corporations in connection with employee stock benefit plans. The Company has no current intention of so issuing any shares of its common stock. See also "Certain Effects" below.

           The reduction in par value of the Company's common stock would not change the number of issued and outstanding shares, nor would it affect the book value or earnings per share. The stockholders would continue to own the same number of shares as they currently own. Each outstanding share with a par value of $2.50 would be deemed to represent a new share with a par value of $0.01. Stockholders should NOT return existing stock certificates for replacement certificates. If certificates for shares of common stock are issued by the Company in the future, those new certificates will reflect the reduced par value.

      Authorization of Preferred Stock

           The Company's certificate of incorporation does not currently authorize the issuance of any shares of preferred stock. The board of directors believes that a class of preferred stock will add flexibility to the Company's capital structure by allowing the Company to issue preferred stock for such purposes as the public or private sale of preferred stock for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance of preferred stock as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. If the Amendment is approved, the board of directors will be empowered to authorize the issuance of the preferred stock from time to time for any proper corporate purpose without the delay and expense of seeking stockholder approval, unless required by applicable laws or regulations or NASDAQ rules. The Company does not currently have any agreements, understandings or arrangements which could result in the issuance of any shares of preferred stock.

           The Amendment would authorize the board of directors to determine, among other things, with respect to each series of preferred stock that may be issued: (a) the distinctive designation and number of shares constituting such series (not to exceed 1,000,000 shares in total for all series); (b) whether, and upon what terms and conditions, the shares of that series would be redeemable;
      (c) whether dividends would be cumulative, non-cumulative, or partially cumulative; (d) whether the shares will have preference over any other class, classes or series of shares as to the payment of dividends; (e) whether the shares will have preference in the distribution of assets of the Company over any other class, classes or series of shares upon the voluntary or involuntary liquidation of the Company; (f) whether, and upon what terms and conditions, the shares of that series would be exchangeable; (g) whether, and upon what terms and conditions, the shares of that series would be convertible into shares of any other class or series, and (h) whether the holders of such securities would have voting rights and the extent of those voting rights. Each series of preferred stock could rank senior to the Company's common stock with respect to dividends and redemption and liquidation rights, as determined by the board at the time of issuance. Holders of the Company's common stock have no preemptive right to purchase or otherwise acquire any preferred stock (or common stock) that may be issued in the future.

           It is not possible to state the precise effects of the authorization of the preferred stock upon the rights of holders of common stock until the board of directors determines the respective preferences, limitations and relative rights of the holders of one or more series of the preferred stock. However, such effects might include: (a) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on common stock if dividends on the preferred stock are in arrears;
      (b) dilution of the voting power of the common stock to the extent that the preferred stock has voting rights, and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the preferred stock.

      Certain Effects

           The Amendment is not being proposed by the board of directors to serve as an anti-takeover device, although it may have certain defensive effects. Issuances of authorized shares of common and preferred stock can be implemented in a manner to make acquisition of a company more difficult or more costly. Such issuances could discourage or limit certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by a majority of stockholders, and could enhance the ability of officers and directors to retain their positions. The board of directors is not aware of any efforts to acquire control of the Company in an unnegotiated manner.

           The Company's Shareholder Rights Plan (the "Plan"), adopted by the board of directors in December 1996, provides in part that if any person or group becomes an Acquiring Person (as defined in the Plan, and, generally, any party acquiring 20% or more of the Company's common stock), then each holder of a right ("Right"), other than Rights held by an Acquiring Person, which would become void, shall have the right to receive, upon exercise of a Right and payment of the applicable purchase price, either (i) a number of shares of common stock of the Company having a market value equal to two times the purchase price of $40 per whole share or (ii) if the number of shares of common stock that would otherwise be issuable pursuant to the foregoing clause (i) upon exercise of all exercisable Rights then outstanding is greater than the number of shares then available to be so purchased from the Company, a proportionate number of the shares of common stock that are so available at a purchase price of the par value per share. That par value is currently $2.50 per share, and is proposed to be reduced by the Amendment to $0.01 per share. The increase in authorized common stock would increase the dilution which an Acquiring Person would suffer upon exercise of Rights if it caused the foregoing clause (i) to apply, and the reduction in par value would decrease the economic value of an Acquiring Person's shares of common stock upon exercise of Rights if the foregoing clause (ii) were applicable.

           In addition  to  the  Amendment  and  the  Plan,  the  Company's
      Certificate of Incorporation and By-laws also contain other provisions which may discourage parties interested in acquiring control of the Company in an unnegotiated manner. These include a classified board of directors (whereby approximately one-third of the Company's directors are elected annually for three year terms) and the requirement of the affirmative vote of the holders of two-thirds of the Company's voting securities to approve (i) certain mergers and other major corporate transactions with holders of 10% or more of the Company's voting securities unless approved by the board of directors prior to such 10% or greater ownership or by sufficient members by the board of directors who were directors prior to such ownership to constitute a majority of the total number of directorships (including vacancies), (ii) liquidation or dissolution of the Company, and (iii) amendments to these and certain other provisions in the Company's Certificate of Incorporation. There are also notice requirements for stockholders to nominate directors or present proposals at meetings of stockholders, as described below under "Other Business."

                        VOTE REQUIRED AND BOARD RECOMMENDATION

           The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock is required to approve the Amendment. Broker and other non-votes and abstentions will have the effect of votes against approval of the Amendment.

           The board of directors recommends a vote FOR approval of the Amendment.

                                 STOCK OWNERSHIP

           The following table sets forth information as of March 10, 1998 (except as otherwise noted) concerning shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of its outstanding shares, and by the Company's directors and executive officers.

                                             Number
                                            of Shares        Percent of
                                          Beneficially      Outstanding
       Name and Address                     Owned(1)           Shares
       ----------------                   ------------      -----------
      5% Stockholders

      Ira Sochet.....................      799,200(2)           16.5
        9350 S. Dixie Highway
        Suite 1260
        Miami, Florida  33156

      Nancy L. Bodeen................      455,976(3)            9.4
        1180 Whitebridge Hill
        Winnetka, Illinois 60093

      The Killen Group, Inc..........      408,132(4)            8.4
        1199 Lancaster Avenue
        Berwyn, Pennsylvania  19312

      Dimensional Fund Advisors Inc..      343,500(5)            7.1
        1299 Ocean Ave., 11th Floor
        Santa Monica, California  90401

      Ronald E. and Susan L. Byrd....      294,649(6)            6.1
        24 Marsh Point Road
        Amelia Island, Florida  32034

      Directors and Executive Officers

      G. H. Bodeen...................      212,164(7)(8)         4.4
      R. F. Decker...................       13,000(8)            (9)
      R. A. Jean.....................        6,500(8)            (9)
      J. W. Puth.....................       12,500(8)            (9)
      J. T. Schanck..................       12,500(8)            (9)
      L. G. Thompson.................      138,750(8)            2.8
      S. S. Penley...................       36,615(8)            (9)
      M. W. Nelson...................       35,700(8)            (9)
      All directors and executive officers as a group
        (8 persons)..................      467,729(10)           9.4

      ____________________
      (1)  Sole voting and dispositive power, except as otherwise indicated.

      (2)  Based on report of ownership  on amendment  to  Schedule 13D, dated
           February  10,  1998,   filed  with  the  Securities  and   Exchange
           Commission reporting ownership as of January 23, 1998.

      (3) Includes 417,176 shares with respect to which N. L. Bodeen has sole voting and sole dispositive power and 38,800 shares held by a family charitable foundation with respect to which shares she has shared voting and shared dispositive power in her capacity as co-trustee with her husband, G. H. Bodeen. Excludes 47,634 shares held by a trust created under the will of L. A. Lindberg of which trust N. L. Bodeen is the beneficiary but with respect to which shares N. L. Bodeen has no voting or dispositive power and disclaims beneficial ownership.

      (4) Based on a report of ownership on Schedule 13G, dated February 17, 1998, filed with the Securities and Exchange Commission reporting ownership as of December 31, 1997. The Killen Group, Inc. has sole power to vote 83,904 shares.

      (5) Based on a report of ownership on an amendment to Schedule 13G, dated February 9, 1998, filed with the Securities and Exchange Commission reporting ownership as of December 31, 1997. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 343,500 shares as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA
           Investment Trust Company, a Delaware business trust, or the DFA Group Trust, and DFA Participation Group Trust, investment vehicles  for  qualified  employee  benefit  plans,  all  of  which
           Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

      (6) R. E. Byrd and S. L. Byrd, husband and wife, share voting and dispositive power with respect 294,649 shares. Excludes 33,480 shares held by a trust created under the will of L. A. Lindberg of which trust S. L. Byrd, the sister of N. L. Bodeen, is the beneficiary but with respect to which shares S. L. Byrd has no voting or dispositive power and disclaims beneficial ownership.

      (7) G. H. Bodeen has sole voting and sole dispositive power over 92,250 shares which includes 75,750 shares he owns directly, 11,500 shares subject to currently exercisable options, and 5,000 shares held by his personal retirement trust of which he is co-trustee and co-beneficiary. In addition, Mr. Bodeen has shared voting and sole dispositive power as to 81,114 shares in his capacity as co-trustee of trusts created under the will of L. A. Lindberg, and Mr. Bodeen also has shared voting and shared dispositive power with respect to 38,800 shares in his capacity as co-trustee with his wife, N. L. Bodeen, of a family charitable foundation.

      (8) Includes shares subject to stock options which are currently exercisable or become exercisable within 60 days of March 10, 1998, as follows: G. H. Bodeen, J. W. Puth, and J. T. Schanck, 11,500 shares each; R. F. Decker, 8,500 shares; R. A. Jean, 6,000 shares; L. G. Thompson, 62,250 shares; S. S. Penley, 19,500 shares; and M. W. Nelson, 28,500 shares.

      (9)  Less than 1% of the outstanding shares of the Company.

      (10) Includes 82,714 shares with shared voting power, and 159,250 shares subject to stock options which are currently exercisable or become exercisable within 60 days of March 10, 1998.


                              FINANCIAL STATEMENTS

           Stockholders are referred to the annual report for the fiscal year ended December 31, 1997, which is enclosed with this proxy statement, for financial and other information about the activities of the Company for such fiscal year, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                                 OTHER BUSINESS

           Management knows of no other matters which will be brought before the meeting. However, if any other matter is properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters. For business to be properly brought before the meeting by a stockholder, including nominations for director, notice in proper written form must be given to the Secretary not less than 30 days or more than 60 days before the meeting and otherwise in compliance with the Company's By-Laws.

                              STOCKHOLDER PROPOSALS

           Any stockholder proposal to be considered for inclusion in proxy material for the Company's annual meeting of stockholders in April 1999 must be received at the principal executive office of the Company no later than November 29, 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

           During 1997, the Company engaged Arthur Andersen LLP as its independent public accountants.

           The appointment of auditors is approved annually by the board of directors, upon recommendation of the audit committee. The audit committee expects to recommend that Arthur Andersen LLP be selected as auditors for 1998.

           It is expected that a representative of Arthur Andersen LLP will be present at the annual meeting of stockholders, with the opportunity to make a statement and to respond to appropriate questions by stockholders.

                                     GENERAL

           The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mails, officers, directors and employees of the Company may solicit proxies on its behalf by means of telephone or telegraph. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and reimburse them for their rea-sonable out-of-pocket costs.

           Management does not know of any other matters that may come before the meeting. In the event that other matters should properly come before the meeting and are submitted for a vote, the individuals named in the proxy will vote in accordance with their judgment on such matters.



                                         By Order of the Board of Directors


                                         S. S. PENLEY
                                         Secretary

        PROXY                   LINDBERG CORPORATION                   PROXY
          6133 North River Road, Suite 700   Rosemont, Illinois  60018

           This Proxy is Solicited on Behalf of the Board of Directors

             The undersigned hereby appoints G. H. Bodeen, L. G. Thompson and S. S. Penley as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Lindberg Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on April 24, 1998, or any adjournment thereof. A majority (or if only one, then that one) of the above Proxies (or their substitutes) present and acting at the meeting shall have all of the powers conferred hereby.

             This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

             If no direction is made, this proxy will be voted FOR the director nominees listed on the reverse side and FOR Proposal 2.

            PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                              LINDBERG CORPORATION

           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
             ONLY. [Darkened oval]

             The board of directors recommends that stockholders vote FOR the director nominees listed below and FOR Proposal 2.

                                                                For All Except
                                                                 the nominee
                                              For    Withhold     whose name
1.   ELECTION OF DIRECTORS _                  All      All      appears below.
     Nominees:  R.F. Decker and R.A. Jean    [oval]   [oval]        [oval]

                                                                ---------------


2.   AMENDMENT TO THE CERTIFICATE             For    Against        Abstain
     OF INCORPORATION                        [oval]   [oval]         [oval]

3.   IN THEIR DISCRETION, ON ANY OTHER
     MATTERS THAT MAY PROPERLY
     COME BEFORE THE MEETING.

                                             Please sign exactly as name or
                                             names  appear  below.    Joint
                                             owners   should   each    sign
                                             personally.   If you  sign  as
                                             agent   or   in   any    other
                                             representative       capacity,
                                             please state  the capacity  in
                                             which  you  sign.    Attorneys
                                             should   submit   powers    of
                                             attorney.

                                             Date: _________________, 1998

                                             Signature(s)--------------------

                                             --------------------------------

                          YOUR VOTE IS IMPORTANT.


     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.